UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12
Philadelphia Consolidated Holding Corp.

(Name of Registrant as Specified In Its Charter)
Tokio Marine Holdings, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

     On July 23, 2008, Tokio Marine Holdings, Inc. and Philadelphia Consolidated Holding Corp. issued a joint press release. The text of the press release is as follows:
FOR IMMEDIATE RELEASE
TOKIO MARINE HOLDINGS TO ACQUIRE PHILADELPHIA
CONSOLIDATED IN $4.7 BILLION TRANSACTION
Marks Significant Expansion by Tokio Marine into the U.S. P&C Insurance Market
Continues Growth in Key International Markets
Enhances Well-balanced Global Portfolio
Tokyo, Japan and Bala Cynwyd, PA, July 23 — Tokio Marine Holdings, Inc. (TMHD) and Philadelphia Consolidated Holding Corp. (Philadelphia Consolidated) (NASDAQ: PHLY) today announced that they have entered into a definitive agreement under which TMHD will acquire all outstanding shares of Philadelphia Consolidated, a leading U.S. P&C insurance company offering specialty commercial property and casualty (P&C) products and services for targeted markets, for $61.50 per share in cash, through TMHD’s wholly owned subsidiary, Tokio Marine & Nichido Fire Insurance Co., Ltd. (TMNF). The total transaction value is approximately U.S. $4.7 billion. The transaction is expected to close in the fourth quarter of 2008.
The acquisition of Philadelphia Consolidated marks Tokio Marine’s significant expansion into the U.S. market and effectively complements Tokio Marine’s recent international growth initiatives. With 47 offices and approximately 1,400 employees across the U.S., Philadelphia Consolidated will provide Tokio Marine with a solid platform for their P&C business in the U.S. Philadelphia Consolidated has a consistent record of outperforming the U.S. P&C industry over many years, and continues to grow, even during periods when the P&C industry is not experiencing expansion. When combined with Tokio Marine’s financial strength and international market knowledge, Philadelphia Consolidated’s proven product development capabilities and multi-channel distribution expertise create a unique opportunity to expand the revenue and profits of Tokio Marine’s international business.
Shuzo Sumi, President of Tokio Marine, said, “Expansion of revenue and profits from international business is the driving force of Tokio Marine’s mid to long term growth strategy. The acquisition of Philadelphia Consolidated is consistent with our aspirations of expanding globally and realizing a well-balanced business portfolio. Combined with the recently completed acquisition of Kiln, we have established a strong presence in both key U.S. P&C and London insurance markets. With its disciplined, highly focused marketing and underwriting operations, Philadelphia Consolidated is an excellent strategic fit for us. When opportunities to acquire a premier organization arise, the best response is to act. ”
James J. Maguire, Chairman of Philadelphia Consolidated, said, “I founded this company in 1962. This is a great opportunity for us to take the company to the next level, and as a demonstration of our commitment, the executive management team and I will be making a substantial investment in TMHD’s stock promptly after closing of the transaction, and I will become a member of the International Strategic Committee of Tokio Marine.”
James J. Maguire, Jr., CEO of Philadelphia Consolidated, said, “Philadelphia Consolidated’s management team is fully committed to the successful growth of the business and delivering a performance which will continue our superior level of achievement. Joining the Tokio Marine Group with its international reach will fuel the next stage of our growth and will provide numerous benefits for our customers, brokers, agents and employees. Philadelphia Consolidated’s strong distribution relationships with brokers and agents and our local market knowledge acquired over almost 50 years will provide Tokio Marine with a substantial platform in its effort to realize superior growth and profitability in the U.S. and on an international scale. In addition, Tokio Marine’s credit quality and overall financial strength will open up additional avenues of expansion further enabling the combined company to generate enhanced returns.”
President Sumi concluded, “Tokio Marine has great respect for the superior growth and profitability that Philadelphia Consolidated has achieved under the leadership of its experienced and highly capable management team. We are pleased with the commitment of Philadelphia Consolidated’s management to this new partnership, which will be critical to the success of the combined business. Both Philadelphia Consolidated and Tokio Marine are top-tier insurers with a customer-driven approach, profitable underwriting, and a focus on long-term growth. We believe that we share common fundamental values and a business philosophy and we look forward to a long and successful partnership.”
As previously announced, Tokio Marine entered the Lloyd’s market with the acquisition of Kiln in March 2008. Philadelphia Consolidated’s ability to develop highly profitable, customized products, matched with Kiln’s significant global underwriting expertise and Tokio Marine’s financial resources, create an unsurpassed and highly complementary international platform.
The profits/losses of Philadelphia Consolidated will be consolidated into TMHD’s financial statements from fiscal year 2009 and will deliver greater earnings consistency throughout the insurance pricing cycle. If Philadelphia Consolidated were included in TMHD’s 2008 financial statements on a pro forma basis, the adjusted earnings of Tokio Marine’s international business would have increased by approximately 95 percent from JPY31.7billion (approximately $300 million) to approximately JPY62 billion (approximately $580 million).
Certain Transaction Terms:
Under the terms of the agreement, Tokio Marine will acquire 100% of the shares of Philadelphia Consolidated in a cash merger transaction pursuant to which each share of Philadelphia Consolidated will be entitled to receive $61.50 per share. The acquisition will be financed through the utilization of Tokio Marine Group cash on hand, together with borrowings, including non-convertible bond issuance.
Approvals and Timing:
The Boards of Directors of both companies have unanimously approved the transaction and key family shareholders representing approximately 18% of Philadelphia Consolidated’s outstanding shares have agreed to vote in favor of the transaction. The acquisition is subject to the approval of Philadelphia Consolidated shareholders and the approval of various regulatory authorities in Japan and the U.S., as well as other customary closing conditions. The transaction is expected to close in the fourth quarter of 2008.
Fox-Pitt Kelton Cochran Caronia Waller acted as financial advisors to Tokio Marine in this transaction and Sullivan & Cromwell LLP provided external legal counsel. Merrill Lynch & Co. acted as financial advisors to Philadelphia Consolidated and WolfBlock LLP provided external legal counsel.
Enquiries:

Tokio Marine Holdings, Inc.
Tokio Marine & Nichido Fire Insurance Co., Ltd.
Shuji Asano, Group Leader, Corporate Communications Dept.	Tel: +81-(0)3-5223-3212
Hayato Isogai, Chief Executive Officer	Tel: +1-212-297-6669
(Tokio Marine Americas Corporation)

Fox-Pitt, Kelton Cochran Caronia Waller
(Financial adviser to Tokio Marine)
John Waller	Tel: +1-312-425-4077
Ian Brimecome	Tel:+44-(0)20-7311-6005

Financial Dynamics
(Financial PR adviser to Tokio Marine)
David Roady	Tel: +1-212-850-5632

Philadelphia Consolidated Holding Corp.
Joe Barnholt, Assistant Vice President, Investor Relations	Tel: +1-610-617-7626

Merrill Lynch & Co.
(Financial Advisor to Philadelphia Consolidated)
Daniel Luckshire	Tel: +1-212-449-4344
Press Conference:

TMHD will host a press conference held at CLUB KANTO in the Tokyo Bankers Association Building (Tokyo Ginko Kyokai Building) to discuss the transaction on July 23 at 04:30 P.M. Japan time (03:30 A.M. EDT).
TMHD and Philadelphia Consolidated will host a teleconference for the international investment community today, July 23, 2008 at 10:00 P.M. Japan time (9:00 A.M. EDT) to discuss the announcement. The teleconference can be accessed by dialing 1-210-795-0517 (U.S. and Canada callers(*)) and entering the passcode (*) approximately ten minutes prior to the teleconference. An accompanying slide presentation will be available for download on http://www.tokiomarinehd.com/en/index.html approximately at 4:30 P.M. Japan time (3:30 A.M. EDT) prior to the start of the teleconference.
(*) For dial-in numbers of countries other than U.S. and Canada and the passcode, please contact Masamitsu Nomoto of TMHD by e-mail to masamitsu.nomoto@tokiom.com or by telephone at +81-(0)3-3285-1902.
About Tokio Marine Holdings, Inc.:
Tokio Marine Holdings, Inc., the ultimate holding company of the Tokio Marine Group, is incorporated in Japan and is listed on both the Tokyo and Osaka Stock Exchanges. The Tokio Marine Group operates in the property and casualty insurance, reinsurance and life insurance sector globally with a presence in approximately 40 countries/areas. Consolidated net premiums written of the Group for the fiscal year 2007 was approximately USD 21.2 billion. The Group’s main operating subsidiary, Tokio Marine & Nichido Fire (TMNF), was founded in 1879 and is the oldest and largest property and casualty insurer in Japan. TMNF conducts business in the United States mainly through its U.S. branch and enjoys an A.M. Best rating of A++, which ranks among the highest in the industry.
About Philadelphia Consolidated Holding Corp.:
In operation since 1962, Philadelphia Consolidated designs, markets, and underwrites commercial property/casualty and professional liability insurance products incorporating value added coverages and services for select industries. The Company, whose commercial lines insurance subsidiaries are rated A+ (Superior) by A.M. Best Company and A1 for insurance financial strength by Moody’s Investors Services, is nationally recognized as a member of Ward’s Top 50, Forbes’ Platinum 400 list of America’s Best Big Companies and Forbes’ 100 Best Mid-Cap Stocks in America. The organization has 47 offices strategically located across the United States to provide superior service.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include, in addition to Risk Factors referred to in filings made with the Securities and Exchange Commission (“SEC”), the following: operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the announcement of the transaction; the retention of certain key employees at Philadelphia Consolidated; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties may not be able to meet expectations regarding the timing, completion and accounting and tax treatments of the merger. Tokio Marine and Philadelphia Consolidated assume no obligation to, and expressly disclaim any obligation, to update the information in this release, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
Additional Information and Where to Find it
This communication may be deemed solicitation material in respect of the proposed acquisition of Philadelphia Consolidated by Tokio Marine. In connection with the proposed acquisition, Philadelphia Consolidated intends to file relevant materials with the SEC, including Philadelphia Consolidated’s proxy statement on Schedule 14A. STOCKHOLDERS OF PHILADELPHIA CONSOLIDATED ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, INCLUDING PHILADELPHIA CONSOLIDATED’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Philadelphia Consolidated stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Philadelphia Consolidated. Such documents are not currently available.
Participants in the Solicitation
     Tokio Marine and its directors and executive officers, and Philadelphia Consolidated and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Philadelphia Consolidated common stock in respect of the proposed transaction. Information about the directors and executive officers of Tokio Marine is set forth in its Schedule 13D filing with the SEC with respect to Philadelphia Consolidated’s shares. Information about the directors and executive officers of Philadelphia Consolidated is set forth in the proxy statement for Philadelphia Consolidated’s 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2008. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.